U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 23, 2009

UBIQUITECH SOFTWARE CORPORATION

(Exact name of small business issuer as specified in its charter)

Colorado	000-52935	20-8224855
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

7435 S. Eastern Ave., Suite 5

Las Vegas, NV 89123

(Address of principal executive offices)

7730 East Belleview Ave., #A202

Englewood, CO 80111

(Former Address)

(604) 418-3487

(Issuer’s Telephone Number)

Item 2.01 Completion of Acquisition or Disposition of Assets.

Effective June 23, 2009, the Registrant’s Board of Directors has approved a “spin-off” of two of our subsidiary companies, including Datamatrix Software Corporation and Enterpriseware Software Corporation.

The terms of this “spin-off” provide for a dividend to be issued to our shareholders of one share of each of the aforesaid company’s common stock for every share that our shareholders owned as of June 18, 2009, the record date of the dividend.

Item 5.01 Changes in Control of the Registrant

Pursuant to the terms of that certain Stock Purchase Agreement, Mr. Young Yuan did acquire 8,500,000 shares of our Common Stock (approximately 92.8% of our issued and outstanding Common Shares) from Mr. Brian Sobnosky in a private transaction.

The following table sets forth certain information regarding the ownership of Common Stock as of the date of this report by (i) each of our directors, (ii) each of our executive officers, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common	Young Yuan(1) 3231 West 38th Avenue Vancouver, BC, Canada V6N 2X5	8,500,000	92.8%

Common	All Officers and Directors as a Group (2 persons)	8,500,000	92.8%

________________

(1)	Officer and/or Director of our Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 23, 2009, Mr. Patrick Nats did resign his position as a director of our Company. There were no disagreements between Mr. Nat and our Company regarding the operation, policies or practices of our Company.

Effective June 23, 2009, Mr. Brian Sobnosky did resign his positions as CEO, President, Treasurer and Secretary of our Company. He remains as a director. Simultaneous therewith, Mr. Young Yuan was appointed as CEO, President, Treasurer and Secretary of our Company, to hold such positions until the next annual meeting of our Board of Directors, his resignation, removal or death, whichever occurs first.

The following is a biographical summary of the business experience of Mr. Yuan:

Young Yuan, age 49, was appointed as our CEO, President, Treasurer, Secretary and Chairman of our Board of Directors on June 23, 2009. Prior to his appointment, from June 2009 he was retired. From June 2003 through June 2009, Mr. Yuan was self-employed as an engineering consultant in Vancouver, British Colombia, Canada, where he provided consulting services to various private companies. Mr. Yuan received a Bachelor of Science degree from the University of British Colombia in 1985. He intends to devote as much time as necessary to our business affairs, which, as of the date of this report, is not expected to exceed approximately 20 hours per week.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2009	UBIQUITECH SOFTWARE CORPORATION (Registrant) By:s/ Young Yuan__________________ Young Yuan, Chief Executive Officer

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